                                                                       EXHIBIT 1

                                                                      JACADA LTD


NEWS RELEASE


                   JACADA REPORTS 2002 FIRST-QUARTER RESULTS;

               SOFTWARE LICENSE REVENUE UP 32% FROM PRIOR QUARTER


ATLANTA, APRIL 30, 2002 - Jacada Ltd. (Nasdaq: JCDA), the leading provider of legacy extension and integration solutions for e-business, today reported another quarter of improving results.

         Total revenue for the 2002 first quarter was $6.0 million, up from $5.8 million in the 2001 fourth quarter. Software license revenue grew to $2.9 million, up 32% from $2.2 million in the 2001 fourth quarter. Service and maintenance revenues were $3.1 million in the 2002 first quarter, compared to $3.6 million in the 2001 fourth quarter. Gross profit for the 2002 first quarter was $4.6 million, or 76% of revenue, up from $4.1 million, or 72% of revenue, in the 2001 fourth quarter. Net loss for the quarter was $786,000, or $0.04 per share, compared to $2.6 million, or $0.14 per share, including $1.24 million in non-recurring charges, in the 2001 fourth quarter. In the 2001 first quarter, Jacada reported total revenue of $7.8 million and a net loss of $254,000, or $0.01 per share.

         At the end of the 2002 first quarter, cash, cash equivalents, short-term deposits, and marketable securities were $41.6 million, unchanged from the beginning of the quarter.

         "We are very pleased with the 32% sequential growth in software license revenue, and encouraged that these revenues represented 48% of total revenues, compared to 38% in the 2001 fourth quarter - continuing our recovery," said Mike Potts, president of Jacada Ltd. "The continuation of sequential improvement in revenues this quarter is a result of the strength of our sales channels."

         Potts continued, "Particularly encouraging were the results from our direct sales force. Our direct team closed a record number of deals in the first quarter. Though our average deal size was smaller compared to the deal sizes of a year ago, the number of deals in the first quarter continued to show improvement over the previous quarter. Under the current economic environment, our customers are taking a near term view toward major capital projects, and in many cases are purchasing our products and services in a phased approach. Even in this environment when customers are allocating
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                                                                      JACADA LTD


funds only to priority projects with proven value, we are experiencing a continuation of growth in the number of deals. We believe that when economic conditions improve, these customers will continue to increase their spending on Jacada offerings as deployment intensifies."

         During the first quarter, Jacada secured direct and indirect business with new customers such as Blue Cross and Blue Shield of North Carolina, Compass Bank, First Coast Service Options, South Carolina Farm Bureau Mutual Insurance Company, RSR Corporation, and Security Service Federal Credit Union. Among existing customers who purchased additional software and services from Jacada were Aliant Telecom, BJ's Wholesale Club, Quick and Reilly, Prudential, Safway Steel, and Zurich Insurance.

         "Our Independent Software Vendor channel also gained traction, showing excellent results this quarter with the addition of two new customers, Alltel Information Services and Sungard Information Services," said Potts. "We expect these new ISV customers to help strengthen our position in the financial service marketplace."

         "Our partnerships with Siebel Systems and SeeBeyond have proven to be excellent sources of momentum and have helped our direct sales channel close new business," said Potts. "We anticipate significant new business to be realized out of these relationships during 2002." In the first quarter, the integration between Jacada Integrator version 3.5 and Siebel 7, the latest version of Siebel eBusiness Applications, was successfully validated by Siebel Systems. Jacada is a Siebel Strategic Software Partner and has validated the previous version of Jacada Integrator with Siebel eBusiness Applications versions 5 and 6. In addition, Jacada and SeeBeyond announced their first joint product offering. With this global alliance, SeeBeyond and Jacada jointly packaged a robust, integrated solution to enable rapid connectivity to virtually any legacy application via the SeeBeyond Business Integration Suite. This enhanced relationship enables the global SeeBeyond sales force to sell the integrated product offering to their new and existing customers.

         "We continue to believe that the cost-reduction plan that we implemented in 2001 in response to the economic downturn and the sales momentum we are currently experiencing will enable us to return to profitability during 2002," added Gideon Hollander, CEO of Jacada Ltd. "We are extremely pleased with our improved financial performance for the past two quarters, particularly that we sustained positive cash flow, and increased software license revenues."

         ABOUT JACADA - Jacada Ltd. is the leading provider of legacy integration and web-enablement solutions that address the need for extending and integrating legacy systems, automating enterprise workflow, and delivering a universal user interface for new and existing applications. Jacada solutions
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                                                                      JACADA LTD


are in use today at major corporations and government organizations such as AIG, Bank of America, Caterpillar, Citibank, Conseco, Delta Air Lines, The Federal Reserve Bank, Fireman's Fund, Porsche Cars North America, Prudential Insurance Company of America, US Department of Interior and Verizon. Jacada operates globally with headquarters in Atlanta, Georgia; Herzliya, Israel; and London, England. Jacada can be reached at www.jacada.com or at 1-800-773-9574.

         This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are prospective. These statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; and (iii) the Company's growth strategy and operating strategy (including the development of its products and services). The words "may," "could," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions or variation thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of the future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. The Company cannot assess the impact of or the extent to which any single factor or risk, or combination of them, may cause. For a more complete discussion of risk factors, please see the Company's Form 20-F and other Statements filed with the Securities and Exchange Commission.



Jacada Contacts:
Ann Conrad
770-352-1300
aconrad@jacada.com
and
Phil Bourdillon
Silverman Heller Associates
310-208-2550
bourdillon@sha-ir.com
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                                                                      JACADA LTD


CONSOLIDATED BALANCE SHEETS
U.S. DOLLARS IN THOUSANDS

                                                                                          MARCH 31,         DECEMBER 31,
                                                                                            2002               2001
                                                                                         -----------        ------------
                                                                                          UNAUDITED           AUDITED
                                                                                         -----------        ------------
      ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                                  $  9,268           $  5,982
Short-term bank deposits                                                                      7,163                 --
Marketable securities                                                                        23,473             35,660
Trade receivables (net of allowance for doubtful accounts of $1,111 and
  $1,022 at March 31, 2002 and December 31, 2001, respectively)                               4,301              4,261
Other current assets                                                                            894                626
                                                                                           --------           --------

Total current assets                                                                         45,099             46,529
                                                                                           --------           --------

LONG-TERM INVESTMENTS:
Marketable securities                                                                         1,740                 --
Severance pay fund                                                                              584                567
Long-term other assets                                                                          105                203
                                                                                           --------           --------

Total long-term investments                                                                   2,429                770
                                                                                           --------           --------

PROPERTY AND EQUIPMENT, NET                                                                   3,437              3,632
                                                                                           --------           --------

OTHER ASSETS, NET:
Technology (net of accumulated amortization of $162 and $95
 at March 31, 2002 and December 31, 2001, respectively)                                       1,178              1,245
Goodwill                                                                                      4,283              4,283
                                                                                           --------           --------

Total other assets                                                                            5,461              5,528
                                                                                           --------           --------

                                                                                           $ 56,426           $ 56,459
                                                                                           ========           ========

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                                                                      JACADA LTD


CONSOLIDATED BALANCE SHEETS
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

                                                                                           MARCH 31,         DECEMBER 31,
                                                                                             2002               2001
                                                                                           ---------         ------------
                                                                                           UNAUDITED           AUDITED
                                                                                           ---------         ------------
   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                                                             $    808           $    750
Deferred revenues                                                                             3,124              2,065
Accrued expenses and other liabilities                                                        3,758              4,089
                                                                                           --------           --------

Total current liabilities                                                                     7,690              6,904
                                                                                           --------           --------

ACCRUED SEVERANCE PAY                                                                           970                967
                                                                                           --------           --------

SHAREHOLDERS' EQUITY:
Share capital:
Ordinary shares of NIS 0.01 par value:
  Authorized: 30,000,000 shares as of March 31, 2002 and December 31,
   2001; Issued and outstanding: 18,555,655 and 18,537,704
   shares as of March 31, 2002 and December 31, 2001, respectively                               54                 54
Additional paid-in capital                                                                   68,488             68,486
Deferred stock compensation                                                                     (54)               (71)
Accumulated other comprehensive loss                                                            (55)                --
Accumulated deficit                                                                         (20,667)           (19,881)
                                                                                           --------           --------

Total shareholders' equity                                                                   47,766             48,588
                                                                                           --------           --------

                                                                                           $ 56,426           $ 56,459
                                                                                           ========           ========

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                                                                      JACADA LTD


CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,                       YEAR ENDED
                                                             --------------------------------          DECEMBER 31,
                                                                2002                 2001                 2001
                                                             -----------          -----------          -----------
                                                                       UNAUDITED                         AUDITED
Revenues:
  Software licenses                                          $     2,921          $     4,041          $    10,930
  Services                                                         1,461                2,499                8,986
  Maintenance                                                      1,647                1,266                5,630
                                                             -----------          -----------          -----------

Total revenues                                                     6,029                7,806               25,546
                                                             -----------          -----------          -----------

Cost of revenues:
  Software licenses                                                  117                  144                  520
  Services                                                         1,018                1,195                4,859
  Maintenance                                                        332                  464                1,705
                                                             -----------          -----------          -----------

Total cost of revenues                                             1,467                1,803                7,084
                                                             -----------          -----------          -----------

Gross profit                                                       4,562                6,003               18,462
                                                             -----------          -----------          -----------

Operating expenses:
  Research and development                                         1,503                1,427                6,446
  Sales and marketing                                              2,693                3,963               14,619
  General and administrative                                       1,332                1,171                5,679
  Non-recurring charges                                               --                  417                2,846
                                                             -----------          -----------          -----------

Total operating expenses                                           5,528                6,978               29,590
                                                             -----------          -----------          -----------

Operating loss                                                      (966)                (975)             (11,128)
Financial income, net                                                180                  721                2,330
                                                             -----------          -----------          -----------

Loss before taxes on income                                         (786)                (254)              (8,798)
Taxes on income                                                       --                   --                   (7)
                                                             -----------          -----------          -----------

Net loss                                                     $      (786)         $      (254)         $    (8,791)
                                                             ===========          ===========          ===========

Basic net loss per share                                     $     (0.04)         $     (0.01)         $     (0.48)
                                                             ===========          ===========          ===========
Weighted  average number of shares used in computing
basic net loss per share                                      18,544,290           18,435,369           18,465,127
                                                             ===========          ===========          ===========

Diluted net loss per share                                   $     (0.04)         $     (0.01)         $     (0.48)
                                                             ===========          ===========          ===========
Weighted average number of shares used in computing
Diluted net loss per share                                    18,544,290           18,435,369           18,465,127
                                                             ===========          ===========          ===========